Exhibit 10.34

SRB Marketing Consulting Services

Project Scope & Pricing	$15,000/ 1st mo

This Marketing Consulting Services Agreement (“Agreement”) is entered into as of this 29th day of March 2019, by and between Sampson R. Bean, LLC, a Florida limited liability company (“Company”) and CipherLoc Corporation., a Texas profit corporation (including its affiliates and related entities, “Client”).

Company shall provide the necessary services to establish marketing and sales consulting, including marketing documents, one pagers, ppt, and additional product documentations for Client by implementing a customized Company services, outlined in this Agreement.

SRB Marketing Services

●	Create company branding and imaging strategy
●	Product line re-branding
●	Create documents that focus on CipherLoc’s value proposition
●	Create documents that show the competitive advantage of using CipherLoc’s products
●	Create graphics to aid in visual messaging (innovative charts, graphical analytics, real-life scenarios, etc.)

SRB Sales Services

●	Create sales leave behind documents – one pagers and brochures
●	Slide deck for sales team, with custom powerpoint template
●	Create pricing template for sales team
●	Design promotional items (CipherLoc wearables, USB, pens, etc.)

Acceptance Criteria

Client will have time to review, send changes and obtain updated documents. If defects are identified, the defects will be categorized and scheduled for timely resolution. Updates and changes will be completed within a reasonable timeframe depending on the changes necessary.

Schedule/Timelines

SRB Implementation and the release of documents shall be completed in approximately three (3) months.

The project will include the following phases:

First week onsite analysis
Scottsdale/Austin or other location

Markeitng Documents - priority on value propositions and competitive adavanage documents	Month 1

Sales Documents – priority one pagers, and pricing templates.	Month 2

Sales/Marketing cont – priority of updating web presence	Month 3

Sampson R Bean Consulting	1 of 2

Fees and Payment Terms

All Fees include design of promotional items, marketing/sales electronic verisions, which will be property of Client. It does not include cost printing, marketing leave behind promotional items or brochures. Travel will be reimbursed by the Client, when submitted by the Company in a timely fashion.

First Month:	$15,000.00
Second Month:	$12,000.00
Third Month:	$10,000.00
Any additional month:	$10,000.00

First half of first month due upon start of the contract ($7,500), second half net 30. Each month following will be billed net 30.

Additional enhancements agreed upon by both parties that are outside the scope of this Agreement shall be billed at an agreed upon fee.

Termination by Either Party

This Agreement may be terminated upon thirty (30) days written notice without cause or penalty by either party.

Authorization

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have caused this SOW to be duly executed as of the date first written above.

CipherLoc Corporation		Sampson R. Bean, LLC

Signature:	/s/ Milton Mattox	Signature:	/s/ Alicia Anderson
Name:	Milton Mattox	Name:	Alicia Anderson
Title:	Chief Operating Officer	Title:	CEO
Date:	March 29, 2019	Date:	March 28, 2019

Sampson R Bean Consulting	2 of 2